RESTATED
                           ARTICLES OF INCORPORATION
                           OF GERMAN AMERICAN BANCORP
                          (as amended April 23, 1998)



                                   ARTICLE I

Name

     The name of the Corporation is German American Bancorp.

                                   ARTICLE II

Purposes and Powers

     Section 1. Purposes of the Corporation. The purposes for which the Corporation is formed are to transact any or all lawful business permitted by applicable law and for which corporations may now or hereafter be incorporated under the Corporation Law.

     Section 2. Powers of the Corporation. The Corporation shall have (a) all powers now or hereafter authorized by or vested in corporations pursuant to the provisions of the Corporation Law, (b) all powers now or hereafter vested in corporations by common law or any other statute or act, and (c) all powers authorized by or vested in the corporation by the provisions of these Restated Articles of Incorporation or by the provisions of its Bylaws as from time to time in effect.

                                  ARTICLE III

Term of Existence

     The period during which the Corporation shall continue is perpetual.














                                   Exhibit 3
                                   ARTICLE IV

Registered Office and Agent

     The street address of the Corporation's registered office at the time of adoption of these Restated Articles of Incorporation is 711 Main Street, P.O. Box 810, Jasper, Indiana 47546, and the name of its Resident Agent at such office at the time of adoption of these Restated Articles of Incorporation is George W. Astrike.

                                   ARTICLE V

Shares

     The total number of shares of capital stock the Corporation has authority to issue shall be 20,500,000 shares consisting of 20,000,000 common shares (the "Common Shares") and 500,000 preferred shares (the "Preferred Shares"). The Corporation's shares shall have no par value. Solely for the purpose of any statue or regulation imposing any tax or fee based upon the capitalization of the corporation, however, all of the shares shall be deemed to have a stated value of $1.00 per share.

                                   ARTICLE VI

Terms of Shares

     Section 1. General Terms of All Shares. The Corporation shall have the power to acquire (by purchase, redemption, or otherwise), hold, own, pledge, sell, transfer, assign, reissue, cancel, or otherwise dispose of the shares of the Corporation in the manner and to the extent now or hereafter permitted by the laws of the State of Indiana. The power to purchase, redeem, or otherwise acquire the Corporation's own shares, directly or indirectly, may be exercised without pro rata treatment of the owners or holders of any class or series of shares. The Corporation may not purchase, redeem or otherwise acquire the Corporation's own shares if, after giving effect thereto, the Corporation would not be able to pay its debts as they become due in the usual course of business or the Corporation's total assets would be less than its total liabilities (without regard to any amounts that would be needed, if the Corporation were to be dissolved at the time of the purchase, redemption, or other acquisition, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those of the holders of the shares of the Corporation being purchased, redeemed, or otherwise acquired, unless otherwise expressly provided with respect to a series of Preferred Shares in the provisions of these Restated Articles of Incorporation adopted by the Board of Directors pursuant to Section 3(a) of this Article VI describing the terms of such series). Shares of the Corporation purchased, redeemed, or otherwise acquired by it shall constitute authorized by unissued shares, unless the Board of Directors shall at any time adopt a resolution providing that such shares constitute authorized and issued but not outstanding shares.

     The Board of Directors of the Corporation may dispose of, issue, and sell shares in accordance with, and in such amounts as may be permitted by, the laws of the State of Indiana and the provisions of these Restated Articles of Incorporation and for such consideration, at such price or prices, at such time or times and upon such terms and conditions (including the privilege of selectively repurchasing the same) as the Board of Directors of the Corporation shall determine, without the authorization or approval by any shareholders of the Corporation. Shares may be disposed of, issued, and sold to such persons, firms, or corporations as the Board of Directors may determine, without any preemptive or other right on the part of the owners or holders of other shares of the Corporation of any class or kind to acquire such shares by reason of their ownership of such other shares.

     The Corporation shall have the power to declare and pay dividends or other distributions upon the issued and outstanding shares of the Corporation, subject to the limitation that a dividend or other distribution may not be made if, after giving it effect, the Corporation would not be able to pay its debts as they become due in the usual course of business or the Corporation's total assets would be less than its total liabilities (without regard to any amounts that would be needed, if the Corporation were to be dissolved at the time of the dividend or other distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those of the holders of shares receiving the dividend or other distribution, unless otherwise expressly provided with respect to a series of Preferred Shares in the provisions of these Restated Articles of Incorporation adopted by the Board of Directors pursuant to Section 3(a) of this Article VI describing the terms of such series). The Corporation shall have the power to issue shares of one class or series as a share dividend or other distribution in respect of that class or series or one or more other classes or series, except as may be otherwise provided with respect to a series of Preferred Shares in the provisions of these Restated Articles of Incorporation adopted by the Board of Directors pursuant to
Section 3(a) of this Article VI describing the terms of such series.

     Section 2. Terms of Common Shares. The Common Shares shall be equal in every respect insofar as their relationship to the Corporation is concerned, but such equality of rights shall not imply equality of treatment as to redemption or other acquisition of shares by the Corporation. Subject to the rights of the holders of any issued and outstanding Preferred Shares under this Article VI, the holders of Common Shares shall be entitled to share ratably in such dividends or other distributions (other than purchases, redemptions, or other acquisitions of Common Shares of the Corporation), if any, as are declared and paid from time to time on the Common Shares at the discretion of the Board of Directors. In the event of any liquidation, dissolution, or winding up of the Corporation, either voluntary or involuntary, after payment shall have been made to the holders of the Preferred Shares of the full amount to which they shall be entitled under this Article VI, the holders of Common Shares shall be entitled, to the exclusion of the holders of the Preferred Shares of any and all series, to share, ratably according to the number of Common Shares held by them, in all remaining assets of the Corporation available for distribution to its shareholders.

     Section 3.  Terms of Preferred Shares.

     (a) Preferred Shares may be issued from time to time in one or more series, each such series to have such distinctive designation and such preferences, limitations, and relative voting and other rights as shall be set forth in these Restated Articles of Incorporation. Subject to the requirements of the Corporation Law and subject to all other provisions of these Restated Articles of Incorporation, the Board of Directors of the Corporation may create one or more series of Preferred Shares and may determine the preferences, limitations, and relative voting and other rights of one or more series of Preferred Shares before the issuance of any shares of that series by the adoption of an amendment to these Restated Articles of Incorporation that specifies the terms of that series of Preferred Shares. All shares of a series of Preferred Shares must have preferences, limitations, and relative voting and other rights identical to those of other shares of the same series. No series of Preferred Shares need have preferences, limitations, or relative voting or other rights identical with those of any other series of Preferred Shares.
     Before issuing any shares of a series of Preferred Shares, the Board of Directors shall adopt an amendment to these Restated Articles of Incorporation, which shall be effective without any shareholder approval or other action, that fixes and sets forth the distinctive designation of such series; the number of shares that shall constitute such series, which number may be increased or decreased (but not below the number of shares thereof then outstanding) from time to time by action of the Board of Directors; and the preferences, limitations, and relative voting and other rights of the series. Authority is hereby expressly vested in the Board of Directors, by such amendment, to fix all of the preferences or rights, and any qualifications, limitations, or restrictions of such preferences or rights, of such series to the full extent permitted by the Corporation Law; provided, however, that no such preferences, rights, qualifications, limitations, or restrictions shall be in conflict with these Restated Articles of Incorporation or any amendment hereof.

     (b) Preferred Shares of any series that have been redeemed (whether through the operation of a sinking fund or otherwise) or purchased by the Corporation, or that, if convertible, have been converted into shares of the Corporation of any other class or series, may be reissued as a part of such series or of any other series of Preferred Shares, subject to such limitations (if any) as may be fixed by the Board of Directors with respect to such series of Preferred Shares in accordance with Section 3 (a) of this Article VI.

                                  ARTICLE VII

Voting Rights

     Section 1. Common Shares. Except as otherwise provided by the Corporation Law or by the provisions of these Restated Articles of Incorporation adopted by the Board of Directors pursuant to Section 3(a) of Article VI hereof describing the Preferred Shares or a series thereof, and subject to such shareholder disclosure and recognition procedures (which may include sanctions for noncompliance therewith to the fullest extent permitted by the Corporation Law) as the Corporation may by action of the Board of Directors establish, the Common Shares have unlimited voting rights. At every meeting of the shareholders of the Corporation every holder of Common Shares shall be entitled to one vote in person or by proxy for each Common Share standing in such holder's name on the share transfer records of the Corporation.

     Section 2. Preferred Shares. Except as required by the Corporation Law or by the provisions of these Restated Articles of Incorporation adopted by the Board of Directors pursuant to Section 3(a) of Article VI hereof describing the terms of Preferred Shares or a series thereof, the holders of Preferred Shares shall have no voting rights or powers. Preferred Shares shall, when validly issued by the Corporation, entitle the record holder thereof to vote on such matters, but only on such matters, as the holders thereof are entitled to vote under the Corporation Law or under these Restated Articles of Incorporation adopted by the Board of Directors pursuant to Section 3(a) of Article VI hereof describing the terms of Preferred Shares or a series thereof (which provisions may provide for special, conditional, limited, or unlimited voting rights, including multiple or fractional votes per share, or for no right to vote, except to the extent required by the Corporation Law) and subject to such shareholder disclosure and recognition procedures (which may include sanctions for noncompliance therewith to the fullest extent permitted by the Corporation
Law) as the Corporation may by action of the Board of Directors establish.

                                  ARTICLE VIII

Directors

     Section 1. Number. The Board of Directors at the time of adoption of these Restated Articles of Incorporation is composed of ten members. The number of Directors shall be fixed by, or fixed in accordance with, the Bylaws. Whenever there are nine or more Directors, the Bylaws may also provide for staggering the terms of the members of the Board of Directors by dividing the total number of Directors into two or three groups (with each group containing one-half or one-third of the total, as near as may be) whose terms of office expire at different times.

     Section 2. Election of Directors by Holders of Preferred Shares. The holders of one or more series of Preferred Shares may be entitled to elect all or a specified number of Directors, but only to the extent and subject to limitations as may be set forth in the provisions of these Restated Articles of Incorporation adopted by the Board of Directors pursuant to Section 3(a) of
Article VI hereof describing the terms of the series of Preferred Shares.

     Section 3. Vacancies. Vacancies occurring in the Board of Directors shall be filled in the manner provided in the Bylaws or, if the Bylaws do not provide for the filling of vacancies, in the manner provided by the Corporation Law.

     Section 4. Removal of Directors. Any or all of the members of the Board of Directors may be removed, with or without cause, at a meeting of the shareholders called expressly for that purpose, by the affirmative vote of the holders of at least 80 percent of the outstanding shares then entitled to vote at an election of Directors. However, a Director elected by the holders of a series of Preferred Shares as authorized by Section 2 of this Article VIII may be removed only by the affirmative vote of the holders of at least 80 percent of the outstanding shares of that series then entitled to vote at an election of Directors. Directors may not be removed by the Board of Directors.

     Section 5. Liability of Directors. A Director's responsibility to the Corporation shall be limited to discharging his duties as a Director, including his duties as a member of any committee of the Board of Directors upon which he may serve, in good faith, with the care an ordinarily prudent person in a like position would exercise under similar circumstances, and in a manner the Director reasonably believes to be in the best interests of the Corporation, all based on the facts then known to the Director.

     In discharging his duties, a Director is entitled to rely on information, opinions, reports or statements, including financial statements and other financial data, if prepared or presented by:

          (a) One or more officers or employees of the Corporation whom the Director reasonably believes to be reliable and competent in the matters presented;

          (b) Legal counsel, public accountants, or other persons as to matters the Director reasonably believes are within such person's professional or
expert    competence; or





          (c)  A committee of the Board of which the Director is not a member if
the       Director reasonably believes the committee merits confidence;

but a Director is not acting in good faith if the Director has knowledge concerning the matter in question that makes reliance otherwise permitted by this Section 5 unwarranted. A Director may, in considering the best interests of the Corporation, consider the effects of any action on shareholders, employees, suppliers, and customers of the Corporation, and communities in which offices or other facilities of the Corporation are located, and any other factors the Director considers pertinent.

     Directors shall be immune from personal liability for any action taken as a Director, or any failure to take any action, to the fullest extent permitted by the applicable provisions of the Corporation Law from time to time in effect and by general principles of corporate law.

                                   ARTICLE IX

Provisions for Regulation of Business and Conduct of Affairs of Corporation

     Section 1. Bylaws. The Board of Directors shall have the exclusive power to make, alter, amend, or repeal, or to waive provisions of, the Bylaws of the Corporation by the affirmative vote of a majority of the number of Directors then in office, except as provided by the Corporation Law. All provisions for the regulation of the business and management of the affairs of the Corporation not stated in these Restated Articles of Incorporation shall be stated in the Bylaws. The Board of Directors may also adopt Emergency Bylaws of the Corporation and shall have the exclusive power (except as may otherwise be provided therein) to make, alter, amend, or repeal, or to waive provisions of, the Emergency Bylaws by the affirmative vote of a majority of the entire number of Directors at the time.

     Section 2.  Amendment or Repeal.  (a)  Any amendment, change or repeal of
Section 4 of Article VIII, Section 2 or 3 of Article IX, or Article X of these Restated Articles of Incorporation, or any other amendment of these Restated

Articles of Incorporation which would have the effect of modifying or permitting circumvention of those provisions, shall require the affirmative vote, at a meeting of shareholders of the Corporation, by the holders of a least 80 percent of the outstanding shares of all classes of Voting Shares of the Corporation (considered for purposes of this Section 2(a) as a single class and as defined in Article X) and, if the amendment, change or repeal shall be proposed by or on behalf of a Related Person (as that term is defined in Article X), by an Independent Majority of Shareholders (as defined in Article X); provided, however, that this Section 2(a) shall not apply to, and such vote shall not be required for, any such amendment, change or repeal recommended to shareholders by the favorable vote of not less than two-thirds of the Board of Directors and, if the amendment, change or repeal shall be proposed by or on behalf of a Related Person, by the favorable vote of not less than two-thirds of the Continuing Directors (as defined in Article X and computed with reference to the Related Person who shall propose such amendment, change or repeal), and any such amendment, change or repeal so recommended shall require only the shareholder vote required under the applicable provisions of the Corporation Law.

     (b) Except as otherwise expressly provided in Section 2(a) above, the Corporation shall be deemed, for all purposes, to have reserved the right to amend, alter, change or repeal any provision contained in these Restated Articles of Incorporation to the extent and in the manner now or hereafter permitted or prescribed by statute, and all rights herein conferred upon shareholders are granted subject to such reservation.
     Section 3. Removal of Chairman of the Board and President. The Chairman of the Board and the President, and each of them, may be removed from office at any time, with or without cause, at a meeting of the Board of Directors called expressly for that purpose, but only by the affirmative vote of two-thirds of all other members of the entire Board of Directors, Any vacancy created by the removal of the Chairman or the President may be filled only by the affirmative vote of two-thirds of all remaining members of the Board.

                                   ARTICLE X

Approval of Business Combinations

     Section 1. Supermajority Vote. Except as provided in Sections 2 and 3 of this Article X, neither the Corporation nor any of its Subsidiaries shall become party to any Business Combination with a Related Person without the prior affirmative vote at a meeting of the Corporation's shareholders:

          (a) By the holders of not less than 80 percent of the outstanding shares of all classes of Voting Shares of the Corporation considered for
purposes of this Article X as      a single class, and

          (b)  By an Independent Majority of Shareholders.

     Such favorable votes shall be in addition to any shareholder vote that would be required without reference to this Section 1 and shall be required notwithstanding the fact that no vote may be required, or that some lesser percentage may be specified by law or in other Articles of these Restated Articles of Incorporation or the Bylaws of the Corporation or otherwise.

     Section 2.  Reduced Supermajority Vote for Fair Pricing.  The provisions of
Section 1 shall apply to a Business Combination, except that the percentage vote required by Section 1 (a) shall be reduced from not less than 80 percent to not less than two-thirds, if all of the conditions set forth in subsections (a) through (d) of this Section 2 are satisfied.

          (a)  The fair market value of the property, securities or other
consideration to be      received per share by holders of each class or series
of capital shares of the      Corporation in the Business Combination is not
less, as of the date of the consummation     of the Business Combination (the
"Consummation Date"), than the higher of the      following:  (i)  the highest
per share price (with appropriate adjustments for      recapitalizations and for
share splits, share dividends and like distributions) including brokerage commissions and solicitation fees paid by the Related Person in acquiring any of its holdings of such class or series of capital shares within the two-year
period    immediately prior to the first public announcement of the proposed
Business  Combination ("Announcement Date") or in the transaction in which it
became a Related    Person, whichever is higher, plus interest compounded
annually, from the later of the    date that the Related Person became a Related
Person (the "Determination Date"), or   the date two years before the
Consummation Date, through the Consummation Date, at   the rate publicly
announced as the "prime rate" of interest of Citibank, N.A.  (or of such   other
major bank headquartered in New York as may be selected by a majority of the
     Continuing Directors) from time to time in effect, less the aggregate amount of any cash dividends paid and the fair market value of any dividends
paid in other than cash on    each such share from the date from which interest
accrues under the preceding clause      through the Consummation Date up to but
not exceeding the amount of interest so      payable per share; OR (ii)  if such
class or series is then traded on an exchange or is    the subject of regularly
published quotations from three or more broker/dealers who  make a market in
such class or series for their own accounts, the fair market value per     share
of such class or series on the Announcement Date, as determined by the highest closing sales price on such exchange or the highest closing bid quotation
with respect to     such shares during the 30-day period immediately preceding
the Announcement Date.   In the event of a Business Combination upon
consummation of which the Corporation   would be the surviving corporation or
company or would continue to exist (unless it is  provided, contemplated or
intended that as part of such Business Combination or within     one year after
consummation thereof a plan of liquidation or dissolution of the
     Corporation will be effected), the term "other consideration to be received" shall include (without limitation) Common Shares and/or the shares of
any other class of shares     retained by shareholders of the Corporation other
than Related Persons who are parties    to such Business Combination;

          (b)  The consideration to be received in such Business Combination by
holders   of each class or series of capital shares other than the Related
Person involved shall,   except to the extent that a shareholder agrees
otherwise as to all or part of the shares    which he or she owns, be in the
same form and of the same kind as the consideration    paid by the Related
Person in acquiring the majority of the capital shares of such class or series already Beneficially Owned by it within the two-year period ending on the
     Determination Date;

          (c) After such Related Person became a Related Person and prior to the consummation of such Business Combination: (i) such Related Person shall
have taken     steps to insure that the Board of Directors of the Corporation
included at all times    representation by Continuing Directors proportionate to
the ratio that the number of  Voting Shares of the Corporation from time to time
not Beneficially Owned by the      Related Person bears to all Voting Shares of
the Corporation outstanding at the time in   question (with a Continuing
Director to occupy any resulting fractional position among  the Directors); (ii)
such Related Person shall not have acquired from the Corporation,     directly
or indirectly, any shares of the Corporation (except upon conversion of convertible securities acquired by it prior to becoming a Related Person or
as a result of      a pro rata share dividend, share split or division of shares
or in a transaction that      satisfied all applicable requirements of this
Article X); (iii) such Related Person shall not have acquired any additional Voting Shares of the Corporation or securities convertible into or exchangeable
for Voting Shares except as a part of the transaction which      resulted in
such Related Person's becoming a Related Person;  and (iv) such Related
     Person shall not have received the benefit, directly or indirectly (except
proportionately     as a shareholder), of any loans, advances, guarantees,
pledges or other financial    assistance or tax credits provided by the
Corporation or any Subsidiary, or made any   major change in the Corporation's
business or equity capital structure or entered into   any contract, arrangement
or understanding with the Corporation except any such  change, contract,
arrangement or understanding as may have been approved by the    favorable vote
of not less than a majority of the Continuing Directors of the Corporation;
     and

          (d)  A proxy statement complying with the requirements of the
Securities     Exchange Act of 1934 and the rules and regulations of the
Securities and Exchange Commission thereunder, as then in force for corporations subject to the requirements of Section 14 of such Act (even if the Corporation is not otherwise subject to Section 14 of such Act), shall have
been mailed to all holders of Voting Shares for the purpose of   soliciting
shareholder approval of such Business Combination.  Such proxy statement   shall
contain on the face page thereof, in a prominent place, any recommendations as
to   the advisability (or inadvisability) of the Business Combination which the
Continuing     Directors, or any of them, may have furnished in writing and, if
deemed advisable by a    majority of the Continuing Directors, a fair summary of
an opinion of a reputable     investment banking firm addressed to the
Corporation as to the fairness (or lack of   fairness) of the terms of such
Business Combination from the point of view of the     holders of Voting Shares
other than any Related Person (such investment banking firm      to be selected
by a majority of the Continuing Directors, to be furnished with all information it reasonably requests, and to be paid a reasonable fee for its services upon receipt by the Corporation of such opinion).

     Section 3.  Director Approval Exception.  The provisions of Sections 1 and
2 of this      Article X shall not apply to, and such votes shall not be
required, if:

          (a)   The Continuing Directors of the Corporation by a two-thirds vote
(i) have expressly approved a memorandum of understanding with the Related Person with respect to the Business Combination prior to the time the Related Person became a Related Person, or (ii) have otherwise approved the Business

Combination (this   provision is incapable of satisfaction unless there is at
least one Continuing Director);  or

          (b) The Business Combination is solely between the Corporation and
another   corporation, 100 percent of the Voting Shares of which are owned
directly or indirectly   by the Corporation.

     Section 4.  Definitions.  For the purpose of this Article X:

          (a)  A "Business Combination" means:

               (i)  the sale, exchange, lease, transfer or other disposition to
or with a                Related Person or any Affiliate or Associate of such
Related Person by the              Corporation or any of its Subsidiaries (in a
single transaction or a Series of            Related Transactions) of all or
substantially all, or any Substantial Part, of its or            their assets or
businesses (including, without limitation, any securities issued by a Subsidiary);

               (ii) The purchase, exchange, lease or other acquisition by the Corporation or any of its Subsidiaries (in a single transaction
or a Series of                Related Transactions) of all or substantially all,
or any Substantial Part, of the              assets or business of a Related
Person or any Affiliate or Associate of such                Related Person;

               (iii)  Any merger or consolidation of the Corporation or any
Subsidiary               thereof into or with a Related Person or any Affiliate
or Associate of such Related       Person or into or with another Person which,
after such merger or consolidation,               would be an Affiliate or an
Associate of a Related Person, in each case                 irrespective of
which Person is the surviving entity in such merger or consolidation;

          (iv)  Any reclassification of securities, recapitalization or other
transaction                   (other than a redemption in accordance with the
terms of the security redeemed)         which has the effect, directly or
indirectly, of increasing the proportionate amount          of Voting Shares of
the Corporation or any Subsidiary thereof which are
     Beneficially Owned by a Related Person, or any partial or complete
liquidation,             spin-off, split-off or split-up of the Corporation or
any Subsidiary thereof;                      provided, however, that this
Section 4(a)(iv) shall not relate to any transaction of               the types
specified in this Article X that has been approved by a majority of the Continuing Directors; or

               (v)  The acquisition upon the issuance thereof of Beneficial
Ownership by        a Related Person of Voting Shares or securities convertible
into Voting Shares or         any voting securities or securities convertible
into voting securities of any                     Subsidiary of the Corporation,
or the acquisition upon the issuance thereof of             Beneficial Ownership
by a Related Person of any rights, warrants or options to             acquire
any of the foregoing or any combination of the foregoing Voting Shares or voting securities of the Subsidiary.

          (b) A "Series of Related Transactions" shall be deemed to include not only a series of transactions with the same Related Person but
also a series of              separate transactions with a Related Person or any
Affiliate or Associate of such               Related Person.

          (c)  A "Person" shall mean any individual, firm, corporation or other
entity              and any partnership, syndicate or other group.

          (d) "Related Person" shall mean any Person (other than the Corporation or any of the Corporation's Subsidiaries) who or that:

               (i)  is the Beneficial Owner, directly or indirectly, of more
than ten percent              of the voting power of the outstanding Voting
Shares;

               (ii)  is an Affiliate of the Corporation and at any time within
the two-year             period immediately prior to the date in question was
the Beneficial Owner,              directly or indirectly, of ten percent or
more of the voting power of the then              outstanding shares of Voting
Shares;  or

               (iii)  is an assignee of or has otherwise succeeded to any Voting
Shares              which were at any time within the two-year period
immediately prior to the date in        question beneficially owned by any
Related Person, if such assignment or             succession shall have occurred
in the course of a transaction or series of                 transactions not
involving a public offering within the meaning of the Securities
     Act of 1933.

          A Related Person shall be deemed to have acquired a share of the
Corporation    at the time when such Related Person became the Beneficial Owner
thereof.  For the   purposes of determining whether a Person is the Beneficial
Owner of ten percent or  more of the voting power of the then outstanding Voting
Shares, the outstanding Voting     Shares shall be deemed to include any Voting
Shares that may be issuable to such     Person pursuant to a right to acquire
such Voting Shares and that is therefore deemed   to be Beneficially Owned by
such Person pursuant to Section 4(e)(ii)(a). A Person who is a Related Person at (i) the time any definitive agreement relating to a Business Combination is entered into, (ii) the record date for the determination of shareholders entitled to notice of and to vote on a Business Combination, or (iii) the
time immediately    prior to the consummation of a Business Combination, shall
be deemed a Related      Person.

          (e)  A Person shall be a "Beneficial Owner" of any Voting Shares:

               (i)  which such Person or any of its Affiliates or Associates
beneficially             owns, directly or indirectly;  or

               (ii)  which such Person or any of its Affiliates or Associates
has (a) the              right to acquire (whether such right is exercisable
immediately or only after the                passage of time), pursuant to any
agreement, arrangement or understanding or             upon the exercise of
conversion rights, exchange rights, warrants or options, or
     otherwise, or (b) the right to vote pursuant to any agreement, arrangement
or             understanding;  or

               (iii)  which are beneficially owned, directly or indirectly, by
any other                Person with which such Person or any of its Affiliates
or Associates has any              agreement, arrangement or understanding for
the purpose of acquiring, holding,                voting or disposing of any
Voting Shares.

          (f)  An "Affiliate" of, or a person Affiliated with, a specific
Person, means a     Person that directly, or indirectly through one or more
intermediaries, controls, is controlled by, or is under common control with, the Person specified.

          (g) The term "Associate" used to indicate a relationship with any Person, means (i) any corporation or organization (other than this Corporation
or a majority-owned      Subsidiary of this Corporation) of which such Person is
an officer or partner or is, directly or indirectly, the Beneficial Owner of five percent or more of any class of equity securities, (ii) any trust or other
estate in which such Person has a substantial beneficial    interest or as to
which such Person serves as trustee or in a similar fiduciary capacity,    (iii)
any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person, or (iv) any investment company registered under the Investment Company Act of 1940, for which such Person or any Affiliate of
such Person    serves as investment advisor.

          (h) "Subsidiary" means any corporation of which a majority of any
class of equity     security is owned, directly or indirectly, by the
Corporation;  provided, however, that for    the purposes of the definition of
Related Person set forth in paragraph (d) of this Section   4, the term
"Subsidiary" shall mean only a corporation of which a majority of each class of equity security is owned, directly or indirectly, by the Corporation.

          (i) "Continuing Director" means any member of the Board of Directors
of the    Corporation (the "Board"), other than the Related Person who proposes
the Business   Combination in question and his Affiliates and Associates, who
(i) is a member of the   Board at the time this Article X first became effective
or (ii) was a member of the Board  prior to the time that the Related Person who
proposes the Business Combination in    question became a Related Person or
(iii) is a successor of a Continuing Director who      was recommended to
succeed the Continuing Director by a majority of Continuing      Directors then
on the Board.

          (j) "Independent Majority of Shareholders" shall mean the holders of a majority of the outstanding Voting Shares that are not Beneficially Owned or
controlled, directly     or indirectly, by the Related Person who proposes the
Business Combination in  question.

          (k) "Voting Shares" shall mean all outstanding capital shares of the
Corporation    or another corporation entitled to vote generally in the election
of Directors, and each   reference to a proportion of shares of Voting Shares
shall refer to such proportion of the   votes entitled to be cast by such
shares.

          (l) "Substantial Part" means properties and assets involved in any
single    transaction or a Series of Related Transactions having an aggregate
fair market value of     more than ten percent of the total consolidated assets
of the Person in question as determined immediately prior to such transaction or Series of Related Transactions.

     Section 5. Director Determinations. A majority of the Continuing Directors shall have the power to determine for the purposes of this Article X, on the bases of information known to them: (i) the number of Voting Shares of which any Person is the Beneficial Owner, (ii) whether a Person is an Affiliate or Associate of another, (iii) whether a Person has an agreement, arrangement or understanding with another as to the matters referred to in the definition of "Beneficial Owner," (iv) whether the assets subject to any Business Combination constitute a Substantial Part, (v) whether two or more transactions constitute a Series of Related Transactions, and (vi) such other matters with respect to which a determination is required under this Article X.

     In connection with the exercise of its judgment in determining what is in the best interests of the Corporation and its shareholders when evaluating a business combination or a proposal by another Person or Persons to make a business combination or a tender or exchange offer (regardless of whether such proposal is otherwise subject to this Article X), the Board of Directors of the Corporation shall, in addition to considering the adequacy of the consideration to be paid in connection with any such transaction, consider all of the following factors and any other factors that it deems relevant: (i) the social and economic effects of the transaction on the Corporation and its Subsidiaries, employees, depositors, loan and other customers, creditors and other elements of the communities in which the Corporation and its Subsidiaries operate or are located; (ii) the business and financial condition and earnings prospects of the acquiring Person or Persons, including, but not limited to, debt service and other existing or likely financial obligations of the acquiring Person or

Persons and their Affiliates and Associates, and the possible effect of such conditions upon the Corporation and its Subsidiaries and the other elements of the communities in which the Corporation and its Subsidiaries operate or are located; and (iii) the competence, experience, and integrity of the acquiring Person or Persons and its or their management and Affiliates and Associates.

     Section 6. Fiduciary Obligations Unaffected. Nothing in this Article X shall be construed to relieve any Related Person from any fiduciary duty imposed by law.